For Immediate Release

ENERGYTEC ACQUIRES ADDITION TO REDWATER PROJECT;
NEW WELL EXPECTED TO BE DRILLED IN NOVEMBER

DALLAS, Texas, November 3, 2005—Energytec, Inc. (OTC: EYTC) announced today that it has acquired additional acreage together with substantial supporting data for the Company’s Redwater Project. Approximately 2,500 acres in Bowie County have been acquired, along with two well-defined drilling prospects and two other prospects still in development. The Company is obtaining the necessary drilling permits to begin the first well by November 15, 2005.

The Redwater Project consists of a 63-mile pipeline in Bowie County and Cass County, Texas and 13 existing wells. The Company recently began a development program on the Redwater Project whereby certain wells would be re-worked and a development program of new infill wells would be undertaken. The company also planned several new, exploratory wells as part of the plan for the Project.

Frank W Cole, Energytec’s President and CEO, said “This acquisition builds on one of the best properties we have bought, namely, the Redwater Project. This Project has performed at or above expectations since we acquired it. The Project generates approximately $280,000 gross per month at current prices and, with the increased emphasis on workover and new drilling in the Project areas, we should experience significant growth from our own activities as well as third-party drilling activity. The geological work and mapping of the new acreage is outstanding, and we have been able to leverage our in-house knowledge with two extremely capable prospect generators. We are pleased to add this to our expansion and development plans. We expect continued demand for natural gas in both the short term and the long term and commodity prices should reflect that increased demand.”

ABOUT ENERGYTEC

Energytec, Inc. is a growing independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields with established oil and gas reserves that have declined in production yet still possess significant remaining upside exploitation potential. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field, where it is undertaking a significant thermal recovery project. Energytec ahs increased production and reserve on the properties it owns and intends to continue to increase production and reserves on those properties, as well as new acquisitions, through drilling new wells, and implementing other development programs such as workovers and secondary recovery operations. The Company maintains a website at www.energytec.com.   For further information, call Frank W Cole, Chairman of Energytec at 972-789-5136 or email the Company at energytec@energytec.com.

The statements in this document concerning management’s plans and objectives including those related to inception of drilling on the first well by November 15, 2005, drilling of development and exploratory wells and well recompletions as a part of the planned Redwater Project, projection of significant growth from our own activities and third party drilling activity and the expectation for continued demand for natural gas in both the short and long term, as well as commodity prices that are relative to demand constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties that could cause actual results to differ materially from those set forth in these statements. Factors which could cause or contribute to such differences include, but are not limited to the ability to obtain drilling permits in a timely manner that would allow the inception of drilling by November 15, 2005, the ability to utilize our own equipment and manpower or to procure third party services to drill exploratory and development wells and to complete workovers, thereby increasing production necessary to attain growth, and economic factors which could affect demands for natural gas as well as commodity prices, factors detailed in the Company’s Report to Shareholders; down-turns in the Company’s primary markets; disruption to the Company’s operations from acts of god or extended maintenance; and production and transportation difficulties. The realization of any of these risk factors would significantly impact any growth anticipated by management. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur. Energytec, Inc. assumes no obligation to update this information.